U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25


                                               COMMISSION FILE NO.: 0-28263
                                               CUSIP NO.: 740363106





                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

   [ ] FORM 10-K AND FORM 10-KSB [ ]FORM 20-F [ ] FORM 11-K [X] FORM 10-Q AND FORM 10-QSB [ ]FORM N-SAR FOR PERIOD ENDED: SEPTEMBER 30, 2000

   [ ] TRANSITION REPORT ON FORM 10-K
   [ ] TRANSITION REPORT ON FORM 20-F
   [ ] TRANSITION REPORT ON FORM 11-K
   [ ] TRANSITION REPORT ON FORM 10-Q
   [ ] TRANSITION REPORT ON FORM N-SAR
   FOR THE TRANSITION PERIOD ENDED:
                                         ----------------------------------

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                     READ INSTRUCTION (ON BACK PAGE) BEFORE
                     PREPARING FORM. PLEASE PRINT OR TYPE.
                NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY
       THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:

         NOT APPLICABLE.



PART I -- REGISTRANT INFORMATION



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FULL NAME OF REGISTRANT                                PREDICT IT, INC.

FORMER NAME IF APPLICABLE                                      N/A

ADDRESS OF PRINCIPAL EXECUTIVE
OFFICE (STREET AND NUMBER)                             268 W. 44TH ST.


CITY, STATE AND ZIP CODE                               NEW YORK, NEW YORK 10036
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

PART II-- RULES 12B-25(B) AND (C)



IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED.

[X] (A) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;

[X] (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT ON FORM 10-K, FORM 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND

[  ] (C)  THE  ACCOUNTANT'S  STATEMENT  OR  OTHER  EXHIBIT  REQUIRED  BY  RULE
     12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.



PART III -- NARRATIVE


         THE REGISTRANT IS UNABLE TO FILE ITS SEPTEMBER 30, 2000 QUARTERLY REPORT ON FORM 10-QSB ON OR BEFORE NOVEMBER 14, 2000 WITHOUT UNREASONABLE EFFORT OR EXPENSE, BECAUSE THE REGISTRANT DOES NOT HAVE ALL THE INFORMATION NECESSARY TO COMPLETE THE PREPARATION OF THE FORM 10-QSB.



PART IV  --  OTHER INFORMATION



         (1) NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS NOTIFICATION


                  ANDREW P. MERKATZ                 (212) 217-1200
                        (NAME)                      (TELEPHONE NUMBER)

         (2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).

                                                         [X] YES   [  ] NO

         (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?

                                                         [X] YES   [  ] NO

         IF  SO:  ATTACH  AN  EXPLANATION  OF  THE  ANTICIPATED   CHANGE,   BOTH
NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

                                PREDICT IT, INC.
                                ----------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS
              BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.


                DATE NOVEMBER 14, 2000       BY: /S/ ANDREW P. MERKATZ
                    ------------------          ----------------------
                                                PRESIDENT



                                    ATTENTION

            INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

PART IV-OTHER INFORMATION
(3)

THE REGISTRANT'S RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2000 REFLECTED REVENUES OF $254,728 AND A NET LOSS OF $(1,772,607) COMPARED TO REVENUES OF $86,883 AND A NET LOSS OF $(913,805) FOR THE QUARTER ENDED SEPTEMBER 30, 1999. A SIGNIFICANT PORTION OF THE LOSS WAS GENERATED BY INCREASED OPERATING COSTS CAUSED BY HIRING A NUMBER OF NEW EMPLOYEES AND THE AMORTIZATION OF CAPITALIZED SOFTWARE COSTS.